Exhibit 99.2

LIBERTY GLOBAL | MARKET TRENDS

SEVERAL FACTORS SUPPORT RENEWED INVESTOR INTEREST IN THE EUROPEAN TELECOM SECTOR

IMPROVING REGULATORY

- **Draft Digital Networks Act** and **Cybersecurity Act** should be beneficial on balance; **new EU merger guidelines** in H1 '26
- **Telco's role as critical infrastructure** becoming even clearer w/AI, including need for scale to support investment

DECLINING CAPEX

- **5G and fiber network upgrades** are largely nearing completion in many markets
- **Digital Networks Act** proposing more supportive long term spectrum policies
- **Falling capex intensity**, combined with stable cashflows underpins sector's "free cash flow inflection"

AI ROTATION

- **Telcos are enablers & net beneficiaries** of AI as it supports opex reduction & network automation
- **Investors increasingly willing to pay** for telco's role as foundational connectivity and data-transport layers
- **Broader market rotation** into defensive sectors vs capital light industries at risk from AI

STRONG SECTOR PERFORMANCE

- EU Telco index + 16% YTD (vs +5% for wider EU)
- Most incumbent telcos up 20%+ YTD
- Liberty Telecom assets positioned to benefit

15

LIBERTY TELECOM | UPDATE ON 2025 GOALS

WE ARE ON TRACK TO DELIVER ON BOTH OF OUR 2025 STRATEGIC GOALS

LIBERTY TELECOM

Drive commercial momentum and unlock value for shareholders

KEY 2025 GOALS	CURRENT UPDATE
Prepare each of the Benelux operating companies for the next phase of value creation	✓ New CEO at VodafoneZiggo ✓ Wyre & Telenet separation complete ✓ Rationalization of Belgian fiber market underway ✓ Acquisition of Vodafone's 50% in VZ agreed ✓ Intention to spin combined Ziggo Group (NL + BE) in 2027
Create UK Netco to accelerate fiber, raise capital and consolidate the market	✓ Pivoted from Netco to the acquisition of 2nd largest AltNet ✓ Creates 8m home fiber platform ✓ Substantial benefits to VMO2 ✓ Creates opportunity for further consolidation of AltNet market

16

LIBERTY TELECOM | ACQUISITION OF VODAFONE'S 50% STAKE IN VODAFONEZIGGO
UNLOCKS SYNERGIES AND CREATES CLEAR PATH TO BENELUX LISTING

VODAFONE TRANSACTION SUMMARY

- **Vodafone's 50%** interest in Vodafone Ziggo to be acquired for:
  - **€1.0 billion** in cash; plus
  - **10%** equity stake in new **Ziggo Group**
- **Synergies** and incremental services NPV of €1.0 billion
- **Clear roadmap** to Ziggo Group leverage of 4.5x and free cash flow of €500 million (by 2028)
- **Intention to list** 'Ziggo' and spin-off our 90% interest to Liberty Global shareholders in 2027
- **Strong equity story** similar to Sunrise:
  - National champions; rational markets
  - Strong network strategies
  - Plans to reduce leverage
  - Attractive financial profile

NEW ZIGGO GROUP



LIBERTY GLOBAL
vodafone
90%
10%
Ziggo Group
Intention to list (2027)
100%
100%
33%
wyre
5.3m Postpaid mobile
3.3m Fixed subs
€4.0B Revenue
€1.8B Adj EBITDA
2.7m Postpaid mobile
1.9m Fixed subs
€2.6B Revenue
€0.7B Adj. EBITDAaL
VodafoneZiggo Credit Silo[22]
Telenet Credit Silo[23]

17

VODAFONE ZIGGO | RECENT PERFORMANCE

NEW STRATEGIC PLAN IS DRIVING A CLEAR OPERATIONAL TURNAROUND

EMBEDDED 'HOW WE WIN PLAN' → **DRIVING CLEAR MOMENTUM INTO 2026**

- **Redesigned operating model** with targeted opex savings through 2027
- **Repositioned broadband pricing** with new front book pricing and proactively right-priced the fixed base
- **Accelerated DOCSIS 4.0 rollout** with interim speed step-ups
- **Leveraged multi-brand portfolio** to win in premium and value segments (vodafone | ziggo; hollandsnieuwe.)
- **Launched 'The Everything Network' campaign,** rejuvenating the brand


From:
To:
maak vandaag fantastisch
the everything network
ziggo → ziggo

- **Launched 2 Gbps** across footprint in Q4 '25

  Largest operator 2Gbps speeds
- **Materially lower churn intent** amongst migrated customers and increased in-contract base
- **Sequential improvement in broadband nets adds** since new front book launch during Q1 '25
- **Strong performance from hollandsnieuwe** in mobile postpaid


Best performance since Q1 '23
Broadband net adds (k)[9]
-30
-31
-28
-19
-12
Q4 '24
Q1 '25
Q2 '25
Q3 '25
Q4 '25

18

VODAFONE ZIGGO | OUTLOOK

EXPECT VZ TO BE 'BACK TO GROWTH' AFTER ONE-OFF INVESTMENTS IN 2026

UPDATED MEDIUM-TERM OUTLOOK

- **2025 Adj. EBITDA** delivered in-line with plan given anticipated impact of front book repricing and commercial initiatives
- **2026 Adj. EBITDA** impacted by €50m investment focused on network resilience and service reliability
- **2027/2028 Adj. EBITDA** expected to rebound supported by revenue growth and more agile operating structure



2024A
2025A
2026E
2027E
2028E

VodafoneZiggo Adj. EBITDA (US GAAP)

HOW WE WIN PLAN ON TRACK

- **Fixed subscriber trends** turning around
- **Stable capex envelope** of ~€900m p.a. expected across the period low-cost 2-4 Gbps launches and DOCSIS 4.0 acceleration. Excludes one-time €50m impact in 2026[24]
- **Attractive Adj. FCF profile** over the medium-term driven by stable capex and growing EBITDA

LEVERAGE IMPLICATIONS

- **Leverage to peak in 2026** and reduce thereafter under strategic plan supported by Adj. EBITDA growth
- **Current plans to de-lever** include TowerCo & PropCo sales and future Adj. FCF generation pre/post spin.

19

TELENET | UPDATE & OUTLOOK

POSITIONED FOR SIGNIFICANT ADJ. FCF GROWTH

EXECUTING VALUE CREATION STEPS IN BELGIUM

- **Telenet & Wyre separation complete** and will create two distinct credit silos and operating businesses
- **On track to finalize network sharing agreement** with Proximus and Fiberklaar subject to BCA approval
- **Secured underwritten €4.35b debt facility** to fully fund Wyre build-out and significantly reduce 2028 debt at Telenet by €2.3B (subject to BCA approval)
- **Wyre stake sale process underway** with strong interest from Tier 1 infrastructure investors; proceeds earmarked for further de-leveraging

2025 Telenet financials excl. Wyre

c.€2.6b	c.€0.7b	4.5x
Revenue	Adj. EBITDAaL	Mid-term gross leverage target

STRONG TELENET EQUITY STORY

- **Leading FMC Champion** with valuable multi-brand portfolio
- **Significant B2B growth** potential in managed services and market expansion
- **Upgraded 5G** mobile network
- **Long-term access to fiber** through agreements with Wyre, Proximus and, in the South, Orange
- **State of the art digital and IT stack** supporting material mid-term cost optimization
- **Reducing opex and capex profile** supports Adj. FCF inflection in 2026 and continued growth thereafter.

20